FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
January 13, 2010	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Sets 2010 Capital Budget at $24 Million;

Highlights Drilling New 3-D Prospects in Poland

Salt Lake City, January 13, 2010 – FX Energy, Inc. (NASDAQ: FXEN) today announced its 2010 capital budget of approximately $24 million. The large increase in production that started 4Q09 means the Company should be able to fully fund this budget from operational cash flow and an expected increase in the Company’s credit facility.

The Company plans to focus 2010 spending on drilling new 3-D prospects and on building new production facilities for another large increase in production. Additional 3-D seismic acquisition later in the year to expand coverage in the Fences concession will round out 2010 spending.

David Pierce, FX Energy’s President and CEO, said, “We expect to see record revenues and production in 2010 from bringing our Roszkow well on line last year. Later this year we will bring three more wells on line, so we should continue these record trends into 2011. With these revenue increases we can fund an accelerating drilling program for the exciting new 3-D prospects we’ve identified in the Fences concession. We hope these new wells will sustain or even exceed our five year trend of significant year on year reserve growth.”

“We are also enthusiastic about new drilling prospects that are just now being finalized on our 100%-owned concession acreage in Poland,” continued Pierce. “We have five high-potential drilling prospects in three 100%-owned concessions, and with the re-emergence of industry interest in Poland, we think it is increasingly possible that we will see some of these high potential prospects tested.”

Drilling in 2010

Drilling plans for 2010 include three new wells in the Fences concession. The first, Lisewo-1, should begin drilling operations in approximately ninety days. Two other wells in the same 3-D grid area are anticipated during the year. 2010 plans also include expansion of 3-D seismic coverage in the Fences concession to increase the Company’s inventory of drillable prospects. FX Energy owns a 49% interest in the Fences concession; the Polish Oil and Gas Company (“POGC”) is the operator and owns 51%.

Additional Production Increases Seen for 2010 and 2011

FX Energy has four wells that are completed, tested and ready to start production once facilities and pipeline are complete. All of the wells are located in the Fences concession. Three of these wells, Kromolice-1, Sroda-4 and Kromolice-2 (KSK) are in close proximity to each other and will use a single facility. The Company expects to expand its existing bank credit facility to pay for the KSK facilities and pipeline. Production from these wells is expected to begin during the fourth quarter of 2010. The fourth well, Winna Gora, will require separate production facilities. A portion of the Company’s 2010 capital budget will cover initial planning and engineering of the Winna Gora facility. Production from the Winna Gora well is not expected until later in 2011.

David Pierce noted, “We set the 2010 budget with several goals in mind. First, we did not want to raise equity for drilling and seismic in the Fences concession, so we matched those costs with anticipated operating revenues. We also matched facilities and pipeline costs with an anticipated increase in our credit facility. At this time, we have very low debt of about $0.50 per mcfe. We think it is appropriate to use debt rather than equity to fund production facilities and pipelines.

“The second goal of our 2010 budget,” continued Pierce, “was to continue building reserves at low cost and risk. The budgeted wells are located in the Fences concession where our finding and development costs are low and per-well reserves are high. Finally, we anticipate another significant increase in revenues later this year and we want to be ready to utilize those funds to increase the pace of reserve growth. To that end, the 2010 budget includes expansion of our 3-D coverage in the Fences concession to increase our prospect inventory. We think 2010 will be a great year operationally, and we are already planning to make 2011 even better.”

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland. The Company’s main exploration activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England. The Company trades on the NASDAQ Global Market under the symbol FXEN. Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements. Forward-looking statements are not guarantees. For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company. Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards. This identification and evaluation is informed by science but remains inherently uncertain. Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable. Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities. Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable. Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.